Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VITAL THERAPIES, INC.

(Pursuant to Sections 242 of the General Corporation Law of the State of Delaware)

VITAL THERAPIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

(a)	Part C of Article IV of the Certificate is hereby amended to add a Section 7 to read as follows:

7. Fractional Shares. In connection with and as of the date the Corporation consummates its initial public offering, any and all fractional shares of Common Stock that are then outstanding shall be automatically rounded up to the nearest whole share on a holder-by-holder basis, based upon the total aggregate number of shares of Common Stock the holder is at that time holding.

2.	The Board of Directors of the Corporation has unanimously adopted a resolution approving this Certificate of Amendment of Amended and Restated Certificate of Incorporation pursuant to the provisions of Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware.

3.	This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been signed this      day of             , 2014.

VITAL THERAPIES, INC.

By:
Name: Terence E. Winters, Ph.D.
Title: Chief Executive Officer